As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-212360

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-212360

UNDER

THE SECURITIES ACT OF 1933

BISON MERGER SUB I, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-36670	34-1831554
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Covia Holdings Corporation

8834 Mayfield Road

Chesterland, Ohio

(800) 255-7263

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kurt Decat

President and Secretary

Bison Merger Sub I, LLC

8834 Mayfield Road

Chesterland, Ohio

(800) 255-7263

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Bison Merger Sub I, LLC, a Delaware limited liability company (as successor to Fairmount Santrol Holdings Inc., the “Company”), on Form S-3 (the “Registration Statement”):

•	Registration Statement No. 333-212360, originally filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2016.

On June 1, 2018, Fairmount Santrol Holdings Inc., a Delaware corporation (“Fairmount Santrol”) became a wholly-owned subsidiary of Covia Holdings Corporation, a Delaware corporation (formerly known as Unimin Corporation and referred to herein as “Covia”), as a result of the merger of Bison Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Covia (“Merger Sub”), with and into Fairmount Santrol, with Fairmount Santrol continuing as the surviving corporation (the “Merger”), followed immediately by the merger of Fairmount Santrol with and into the Company, with the Company continuing as the surviving entity and a direct wholly owned subsidiary of Covia (the “Second Merger”).

The Merger and the Second Merger were effected pursuant to the Agreement and Plan of Merger, dated as of December 11, 2017 (the “Merger Agreement”), by and among the Covia, Fairmount Santrol, SCR-Sibelco NV, a privately owned Belgian company, Merger Sub and the Company.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterland, State of Ohio, on June 6, 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

BISON MERGER SUB I, LLC

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	President and Secretary